Exhibit 99.1

Selective Reports Second Quarter 2020 Net Income of $0.57 per Diluted Share and Non-GAAP Operating Income1 of $0.40 per Diluted Share

In the second quarter of 2020:

•	Net premiums written ("NPW") increased 3% from the second quarter of 2019;

•	GAAP combined ratio was 98.4%;

•	Annualized return on equity ("ROE") was 6.2% and non-GAAP operating ROE[1] was 4.4%;

•	Overall renewal pure price increased 3.9%; and

•	Book value per share increased 9.5% in the quarter.

Branchville, NJ - July 29, 2020 - Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported financial results for the second quarter ended June 30, 2020, with net income per diluted share of $0.57 and non-GAAP operating income1 per diluted share of $0.40.

“Our strong underlying results for the second quarter were obscured by elevated catastrophe losses reflecting heightened activity for the industry, and a decline in alternative investment income, which we report on a one-quarter lag. We incurred a significant level of catastrophe losses in the quarter totaling $83 million mainly due to: (i) $43 million of losses related to two April storms; and (ii) $20 million of losses related to civil unrest claims,” said John Marchioni, President and CEO. "In addition, we incurred COVID-19-related underwriting items totaling $9.6 million in the quarter, which increased the combined ratio by 1.3 points. Despite these losses, the combined ratio in the quarter was a profitable 98.4%, reflecting excellent underlying profitability. Our non-GAAP operating ROE was 4.4% in the quarter and 6.7% year-to-date. While our overall results through the first half of this year have not met our expectations, events such as these reinforce the value we bring to our customers as our claims teams continue to work tirelessly to help our policyholders get their businesses and lives back in order."

“I cannot be more proud of our employees who have transitioned seamlessly into a work from home environment, and have continued to provide excellent service to our customers and distribution partners," continued Mr. Marchioni. "We achieved overall NPW growth of 3% in the quarter despite a challenging economic backdrop and the personal and commercial automobile credits that reduced our NPW by $19.7 million and our growth rate by three percentage points. During these difficult times, our distribution partners demonstrate the value they bring to our customers - and I want to personally thank them for their hard work and dedication. Our capital and liquidity position remains extremely strong, providing us with the flexibility to invest in areas where we see opportunities for profitable growth."

Operating Highlights

Consolidated Financial Results	Quarter ended June 30,			Change		Year-to-Date June 30,			Change
$ and shares in millions, except per share data	2020		2019			2020		2019
Net premiums written	$724.8		701.4	3%		$1,372.1		1,374.3	—%
Net premiums earned	630.7		642.6	(2)		1,282.4		1,275.2	1
Net investment income earned	34.4		58.5	(41)		90.4		109.1	(17)
Net realized and unrealized gains (losses), pre-tax	12.6		4.0	214		(32.0)		17.5	(283)
Total revenues	682.4		708.2	(4)		1,347.3		1,407.2	(4)
Net underwriting income, after-tax	7.8		35.3	(78)		24.7		61.8	(60)
Net investment income, after-tax	28.5		47.6	(40)		74.0		88.9	(17)
Net income	34.2		72.3	(53)		49.4		133.6	(63)
Non-GAAP operating income[1]	24.2		69.1	(65)		74.7		123.1	(39)
Combined ratio	98.4%		93.1	5.3	pts	97.6%		93.9	3.7	pts
Loss and loss expense ratio	64.0		59.4	4.6		62.8		60.2	2.6
Underwriting expense ratio	34.3		33.5	0.8		34.7		33.4	1.3
Dividends to policyholders ratio	0.1		0.2	(0.1)		0.1		0.3	(0.2)
Catastrophe losses	13.2	pts	4.6	8.6		9.1	pts	3.9	5.2
Non-catastrophe property losses and loss expenses	13.0		14.4	(1.4)		14.8		15.7	(0.9)
(Favorable) prior year reserve development on casualty lines	(2.4)		(2.6)	0.2		(1.9)		(2.1)	0.2
Net income per diluted share	$0.57		1.21	(53)%		$0.82		2.23	(63)%
Non-GAAP operating income per diluted share[1]	0.40		1.16	(66)		1.24		2.06	(40)
Weighted average diluted shares	60.2		59.9	—		60.2		59.9	1
Book value per share	$38.43		34.71	11		38.43		34.71	11

Overall Insurance Operations

For the quarter, overall NPW increased 3% compared to the second quarter of 2019, driven by renewal pure price increases, strong retention, and new business growth. NPW included $19.7 million of COVID-19-related automobile premium credits that were accounted for as a reduction in NPW, were fully earned in the second quarter, and reduced the overall NPW growth rate by three percentage points. These automobile premium credits were offset by an equal reduction in losses and loss expenses. COVID-19-related underwriting items totaling $9.6 million increased the combined ratio by 1.3 points in the quarter, including a $6.6 million reduction in pre-tax income from the earned impact of our first quarter $75 million return audit and mid-term endorsement premium accrual, and a $3 million increase in our premium receivables allowance for doubtful accounts.

The combined ratio of 98.4% reflects the COVID-19-related underwriting impacts discussed above and the elevated level of catastrophe losses experienced during the quarter, partially offset by: (i) the impact of net prior year favorable casualty reserve development; (ii) lower non-catastrophe property losses compared to the prior year quarter; and (iii) our on-going expense management initiatives. Net favorable prior year casualty reserve development in the quarter was driven by our workers compensation and general liability lines of business, partially offset by unfavorable prior year casualty reserve development in our commercial auto line of business. Our insurance operations generated 1.4 points of non-GAAP operating ROE in the quarter.

Standard Commercial Lines Segment

Standard Commercial Lines premiums, which represented 80% of total NPW in the quarter, were up 5%, inclusive of $15.4 million of commercial automobile premium credits, that reduced the NPW growth rate by two percentage points. Renewal pure price increases remained solid at 3.9%. New business decreased 1% to $110 million compared to the prior year quarter, but retention increased to 86%, resulting in strong overall growth. The second quarter combined ratio of 96.7% reflected catastrophe losses of 10.1 points. Favorable prior year casualty reserve development in the workers compensation and general liability lines of business was partially offset by unfavorable prior year casualty reserve development in our commercial auto line of business.

Standard Commercial Lines Segment	Quarter ended June 30,			Change		Year-to-Date June 30,			Change
$ in millions	2020		2019			2020		2019
Net premiums written	$583.3		557.4	5%		$1,101.8		1,104.1	—%
Net premiums earned	501.0		506.6	(1)		1,017.6		1,003.8	1
Combined ratio	96.7%		92.7	4.0	pts	96.7%		93.7	3.0	pts
Loss and loss expense ratio	61.4		57.9	3.5		60.9		59.0	1.9
Underwriting expense ratio	35.2		34.5	0.7		35.7		34.4	1.3
Dividends to policyholders ratio	0.1		0.3	(0.2)		0.1		0.3	(0.2)
Catastrophe losses	10.1	pts	4.2	5.9		7.0	pts	3.7	3.3
Non-catastrophe property losses and loss expenses	12.2		12.4	(0.2)		13.8		13.7	0.1
(Favorable) prior year reserve development on casualty lines	(3.0)		(3.4)	0.4		(2.5)		(2.7)	0.2

Standard Personal Lines Segment

Standard Personal Lines premiums, which represented 11% of total NPW in the quarter, were down 5% in the quarter, driven in large part by COVID-19-related personal automobile premium credits of $4.3 million, which represented a five percentage point reduction in NPW growth. This was partially offset by a 13% increase in new business. Renewal pure price increases averaged 3.1%, and retention was 84%. The second quarter combined ratio was 108.8%, up 14.7 points from a year ago. Elevated catastrophe losses, which were 28.3 points higher than a year ago, were partially offset by a reduction in non-catastrophe property losses of 10.3 points.

Standard Personal Lines Segment	Quarter ended June 30,			Change		Year-to-Date June 30,			Change
$ in millions	2020		2019			2020		2019
Net premiums written	$78.2		82.7	(5)%		$145.8		152.1	(4)%
Net premiums earned	71.6		77.1	(7)		147.8		154.4	(4)
Combined ratio	108.8%		94.1	14.7	pts	104.0%		95.0	9.0	pts
Loss and loss expense ratio	81.1		65.5	15.6		76.1		67.1	9.0
Underwriting expense ratio	27.7		28.6	(0.9)		27.9		27.9	—
Catastrophe losses	36.2	pts	7.9	28.3		25.7	pts	6.6	19.1
Non-catastrophe property losses and loss expenses	21.4		31.7	(10.3)		25.8		34.7	(8.9)

Excess and Surplus Lines Segment

Excess and Surplus Lines premiums, which represented 9% of total NPW, increased 3% in the quarter, and were driven by a 13% increase in new business. Renewal pure price increases were 5.5%. The combined ratio was 100.9%, a 5.9-point increase compared to a year ago. Catastrophe losses were 7.9 points higher than a year ago, and non-catastrophe property losses were relatively flat.

Excess and Surplus Lines Segment	Quarter ended June 30,			Change		Year-to-Date June 30,			Change
$ in millions	2020		2019			2020		2019
Net premiums written	$63.2		61.3	3%		$124.5		118.2	5%
Net premiums earned	58.0		58.9	(1)		117.0		116.9	—
Combined ratio	100.9%		95.0	5.9	pts	97.2%		93.6	3.6	pts
Loss and loss expense ratio	66.8		63.3	3.5		62.1		61.6	0.5
Underwriting expense ratio	34.1		31.7	2.4		35.1		32.0	3.1
Catastrophe losses	11.3	pts	3.4	7.9		6.0	pts	2.4	3.6
Non-catastrophe property losses and loss expenses	9.6		9.4	0.2		9.7		8.6	1.1

Investments Segment

Net investment income, after-tax, was down 40% in the quarter to $28.5 million. The decrease was driven by alternative investment losses of $16 million pre-tax, or $13 million after-tax, which are reported on a one-quarter lag, and reflect the market decline during the first quarter. The after-tax earned income yield on the portfolio averaged 1.6%. Invested assets included an increase in unrealized gains on our fixed income securities portfolio of $219.6 million in the quarter, driven principally by narrowing credit spreads. Invested assets per dollar of stockholders' equity was $3.10 at June 30, 2020, and the investment portfolio generated 5.2 points of non-GAAP operating ROE in the quarter.

Investments Segment	Quarter ended June 30,		Change		Year-to-Date June 30,		Change
$ in millions, except per share data	2020	2019			2020	2019
Net investment income earned, after-tax	$28.5	47.6	(40)%		$74.0	88.9	(17)%
Net investment income per share	0.47	0.79	(41)		1.23	1.48	(17)
Effective tax rate	17.1%	18.6	(1.5)	pts	18.1%	18.5	(0.4)	pts
Average yields:
Fixed income securities:
Pre-tax	3.3%	3.6	(0.3)	pts	3.2%	3.6	(0.4)	pts
After-tax	2.7	2.9	(0.2)		2.6	2.9	(0.3)
Portfolio:
Pre-tax	2.0	3.7	(1.7)		2.6	3.5	(0.9)
After-tax	1.6	3.0	(1.4)		2.1	2.9	(0.8)
Annualized ROE contribution	5.2	9.6	(4.4)		6.6	9.2	(2.6)

Balance Sheet

$ in millions, except per share data	June 30, 2020	December 31, 2019	Change
Total assets	$9,306.0	8,797.2	6%
Total investments	7,130.3	6,688.7	7
Short-term debt	252.0	—	NA
Long-term debt	550.6	550.6	—
Stockholders’ equity	2,298.7	2,194.9	5
Invested assets per dollar of stockholders’ equity	3.10	3.05	2
Net premiums written to policyholders' surplus	1.4x	1.4x	-
Book value per share	38.43	36.91	4

Our long-term debt balance did not change from December 31, 2019. However, we increased our short-term debt by
$302 million during the first quarter in light of the COVID-19-related uncertainty and its impact to the financial markets to increase liquidity and operating flexibility. We repaid the $50 million borrowing on our line of credit in May. We currently expect to extend all or a portion of the remaining short-term borrowings until December 2020 and repay them by year end.

Book value per share increased 4% for the first six months, driven by $1.15 of net unrealized gains and $0.82 of net income per diluted share, partially offset by $0.46 of dividends paid to shareholders. Selective's Board of Directors declared a $0.23 per share quarterly cash dividend on common stock that is payable September 1, 2020, to shareholders of record as of August 14, 2020.

Guidance
For 2020, our revised full-year guidance, which reflects the current estimated full-year impact of COVID-19, is as follows:

•
A GAAP combined ratio, excluding catastrophe losses, of between 90% and 91%. This represents an improvement from our first quarter of 2020 guidance, which was between 92% and 93%. Our combined ratio estimate assumes no additional prior-year casualty reserve development in the second half of the year;

•
Catastrophe losses of 6.0 points on the combined ratio, reflecting higher than expected losses through the first half of the year. As COVID-19 has not been designated a catastrophe event by the Insurance Services Office's Property Claims Services unit, such losses are not included in this ratio;

•
After-tax net investment income of approximately $170 million, a $10 million improvement from our first quarter of 2020 guidance of $160 million. We now expect up to $5 million in after-tax net investment income from our alternative investments;

•
An overall effective tax rate of approximately 18.5%, which includes an effective tax rate of 18.5% for net investment income, reflecting a tax rate of 5.25% for tax-advantaged municipal bonds and a tax rate of 21% for all other items; and

•	Weighted average shares of 60.5 million on a diluted basis.

Our guidance this year has a higher degree of uncertainty than prior years due to the dynamic and fluid nature of the impact of the COVID-19 pandemic on the United States economy, our business, and our operations.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investors page of Selective’s website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 10:30 a.m. ET, on Thursday, July 30, 2020 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on August 28, 2020.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for 10 property and casualty insurance companies rated "A" (Excellent) by AM Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks and flood insurance through the National Flood Insurance Program’s Write Your Own Program. Selective’s unique position as both a leading insurance group and an employer of choice is recognized in a wide variety of awards and honors, including listing in the Fortune 1000 and being named one of "America's Best Mid-Size Employers" by Forbes Magazine. For more information about Selective, visit www.Selective.com.

1Reconciliation of Net Income to Non-GAAP Operating Income and Certain Other Non-GAAP Measures

Non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity differ from net income, net income per diluted share, and return on equity, respectively, by the exclusion of: (i) after-tax net realized and unrealized gains and losses on investments; and (ii) after-tax debt retirement costs.  They are used as important financial measures by management, analysts, and investors, because the realization of net investment gains and losses on sales of securities in any given period is largely discretionary as to timing.  In addition, these net realized investment gains and losses, other-than-temporary investment impairments that are charged to earnings, unrealized gains and losses on equity securities, and the debt retirement costs could distort the analysis of trends.  These operating measurements are not intended as a substitute for net income, income per share, or return on equity prepared in accordance with U.S. generally accepted accounting principles (GAAP).  Reconciliations of net income, net income per diluted share, and return on equity to non-GAAP operating income, non-GAAP operating income per diluted share, and non-GAAP operating return on equity, respectively, are provided in the tables below.

Note: All amounts included in this release exclude intercompany transactions.

Reconciliation of Net Income to Non-GAAP Operating Income

$ in millions	Quarter ended June 30,		Year-to-Date June 30,
	2020	2019	2020	2019
Net income	$34.2	72.3	49.4	133.6
Net realized and unrealized (gains) losses, before tax	(12.6)	(4.0)	32.0	(17.5)
Debt retirement costs, before tax	—	—	—	4.2
Tax on reconciling items	2.7	0.8	(6.7)	2.8
Non-GAAP operating income	$24.2	69.1	74.7	123.1
Reconciliation of Net Income per Diluted Share to Non-GAAP Operating Income per Diluted Share

	Quarter ended June 30,		Year-to-Date June 30,
	2020	2019	2020	2019
Net income per diluted share	$0.57	1.21	0.82	2.23
Net realized and unrealized (gains) losses, before tax	(0.21)	(0.06)	0.53	(0.29)
Debt retirement costs, before tax	—	—	—	0.07
Tax on reconciling items	0.04	0.01	(0.11)	0.05
Non-GAAP operating income per diluted share	$0.40	1.16	1.24	2.06

Reconciliation of Return on Equity to Non-GAAP Operating Return on Equity

	Quarter ended June 30,		Year-to-Date June 30,
	2020	2019	2020	2019
Annualized Return on Equity	6.2%	14.5	4.4	13.9
Net realized and unrealized (gains) losses, before tax	(2.3)	(0.8)	2.9	(1.8)
Debt retirement costs, before tax	—	—	—	0.4
Tax on reconciling items	0.5	0.2	(0.6)	0.3
Annualized Non-GAAP Operating Return on Equity	4.4%	13.9	6.7	12.8

Note: Amounts in the tables above may not foot due to rounding.

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective's future operations and performance.

Certain statements and information incorporated by reference in this press release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements about our intentions, beliefs, projections, estimations, or forecasts of future events or our future financial performance involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, or performance to differ materially from what we indicated or implied. In many cases, forward-looking statements contain words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue” or other like terms. These statements are not guarantees of future performance. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements for any reason.

Factors that could cause our actual results to differ materially from what we project, forecast, or estimate in forward-looking statements, include without limitation:

•	Related to COVID-19:

•
Governmental directives to contain or delay the spread of the COVID-19 pandemic have disrupted ordinary business commerce and impacted financial markets. These governmental actions, the extent, duration, and possible alteration based on future COVID-19-related developments that we cannot predict, could materially and adversely affect our results of operations, net investment income, financial position, and liquidity.

•
The amount of premium we record may be reduced and our underwriting results may be adversely impacted by (i) voluntary premium credits on in-force commercial and personal automobile policies, (ii) state insurance commissioner or other regulatory directives to implement premium-based credit in lines other than commercial and personal automobile, and we may be required to return more premium than warranted by our filed rating plans and actual loss experience, (iii) the effects of our voluntary efforts or the directives from various state insurance regulators to extend individualized payment flexibility and suspend policy cancellations, late payment notices, and late or reinstatement fees, (iv) return premiums that could be significant because our general liability and workers compensation policies provide for premium audit of revenues and payrolls, and (v) collectability of premiums, which may be impacted by policyholder financial distress and insolvency.

•
Our loss and loss expenses may increase, our related reserves may not be adequate, and our financial condition and liquidity may be materially impacted if litigation or changes in statutory or common law (i) require payment of COVID-19-related business interruption losses despite contrary terms, conditions, and exclusions in our policies or (ii) presume that COVID-19 is a work-related illness compensable under workers compensation policies for employees who contract the virus, regardless of whether they worked in industries defined as essential in various COVID-19-related governmental directives or interacted with the public as part of their job duties.

•
Our net investment income may be impacted by the significant equity and debt financial market volatility resulting from the COVID-19 pandemic and the related governmental orders because (i) financial market volatility is reflected in our alternative investments’ performance, (ii) increased spreads on fixed income securities may create mark-to-market investment valuation losses that reduce unrealized capital gains and impact GAAP equity, and (iii) OTTI losses may increase if we intend to sell more securities, particularly in asset classes that are more significantly impacted by COVID-19-related governmental directives and to which the Federal Reserve Board is providing liquidity and structural support.

•	Difficult conditions in global capital markets and the economy;

•	Deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and interest rate fluctuations;

•	Ratings downgrades on individual securities we own could affect investment values and, therefore, statutory surplus;

•	The adequacy of our loss reserves and loss expense reserves;

•
Frequency and severity of natural and man-made catastrophic events, including without limitation hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, including cyber-attacks, explosions, severe winter weather, floods, and fires;

•	Adverse market, governmental, regulatory, legal, or judicial conditions or actions;

•	The geographic concentration of our business in the eastern portion of the United States;

•	The cost and availability of reinsurance;

•	Our ability to collect on reinsurance and the solvency of our reinsurers;

•	The impact of changes in U.S. trade policies and imposition of tariffs on imports that may lead to higher than anticipated inflationary trends for our loss and loss expenses;

•	Uncertainties related to insurance premium rate increases and business retention;

•	Changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;

•	The effects of data privacy or cyber security laws and regulations on our operations;

•
Major defect or failure in our internal controls or information technology and application systems that result in harm to our brand in the marketplace, increased senior executive focus on crisis and reputational management issues and/or increased expenses, particularly if we experience a significant privacy breach;

•	Recent federal financial regulatory reform provisions that could pose certain risks to our operations;

•	Our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s, and Fitch;

•	Our entry into new markets and businesses; and

•
Other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors that we cannot predict or assess may emerge from time-to-time.

Selective’s SEC filings can be accessed through the Investors page of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact: Rohan Pai 973-948-1364 Rohan.Pai@Selective.com	Media Contact: Jamie M. Beal 973-948-1234 Jamie.Beal@Selective.com

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.Selective.com